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News release

FOR IMMEDIATE RELEASE

Contact:

James Fetig

781-860-2386

Raytheon Legal Action Involving Exelon Projects

LEXINGTON, Mass., (Aug. 29, 2003) – Raytheon Company (NYSE: RTN) today filed a lawsuit in Suffolk County Superior Court in Massachusetts seeking to protect Raytheon’s rights in connection with the Exelon Mystic and Exelon Fore River power plant projects in Massachusetts.

Last month, Raytheon transferred care, custody, and operational control of Fore River, the last of the two power plant projects to Exelon. Shortly thereafter, Exelon stated that it was exiting the projects and had commenced the process of an orderly transition of ownership of the two projects. Exelon also announced that its project banks would forebear on a default until Aug. 29, 2003. Since Exelon’s announcements, Raytheon has continued to perform final close-out work on the projects.

The purpose of Raytheon’s lawsuit is to obtain adequate assurances of payment and to protect the Company’s rights under its support agreements.

Raytheon Company (NYSE: RTN), with 2002 sales of $16.8 billion, is an industry leader in defense, government and commercial electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Lexington, Mass., Raytheon employs more than 76,000 people worldwide.